SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 31, 2003

Anza Capital, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	O-24512 (Commission File Number)	88-1273503 (I.R.S. Employer Identification No.)

3200 Bristol Street, Suite 700 Costa Mesa, CA 92626 (Address of principal executive offices) (zip code)

(714) 866-2100 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 2.        Acquisition or Disposition of Assets

On July 18, 2003, we entered into a Securities Exchange Agreement by and between Anza Capital, Inc., American Residential Funding, Inc. (“AMRES”), and Sutter Holding Company, Inc. (“Sutter”) (the “Agreement”). The purpose of the Agreement is to diversify our assets and improve our net worth. On July 31, 2003, the closing date under the Agreement, we acquired 66,496 shares of common stock of Sutter, a publicly traded company whose stock trades on the Over the Counter Bulletin Board under the symbol “SRHI.”

As consideration for the purchase of the Sutter Shares, our subsidiary, AMRES, issued to Sutter One Million (1,000,000) shares of newly created Series A Preferred Stock (the “AMRES Preferred Stock”). As additional consideration, we issued to Sutter warrants to acquire One Million (1,000,000) shares of our common stock (the “Anza Warrants”).

The AMRES Preferred Stock holder is entitled to receive a cumulative ten percent (10%) annual dividend, payable yearly. In addition, the AMRES Preferred Stock has a liquidation preference in an amount equal to its original issue price, or $0.80 per share. The AMRES Preferred Stock is not convertible, callable, redeemable, and does not have any voting rights.

The Anza Warrants are exercisable beginning in one (1) year, and for a period of four (4) years thereafter. The warrants can only be exercised by delivering one (1) shares of AMRES Preferred Stock for each share of Anza common stock to be acquired.

Under the terms of the Agreement, if during the first twelve (12) months following the closing, the value of the Sutter Shares drops below $800,000 during the thirty (30) days before the end of each of our fiscal quarters, then Sutter will issue to us additional shares of Sutter common stock. Either party may rescind the Agreement on ninety (90) days written notice up until the date which is 275 days after the closing date. Finally, AMRES and Sutter have each executed an Irrevocable Proxy granting all voting rights in the Sutter Shares and the shares of Anza common stock acquired upon exercise of the Anza Warrants to the respective Board of Directors of each company.

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EXHIBITS

Item No.	Description

4.1	Warrant dated July 31, 2003

4.2	Certificate of Designation of Series A Preferred Stock of American Residential Funding, Inc.

9.1	Irrevocable Proxy regarding Sutter Common Stock

9.2	Irrevocable Proxy regarding Anza Common Stock

10.1	Securities Exchange Agreement dated July 18, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2003	Anza Capital, Inc.,
a Nevada corporation

/s/ Vincent Rinehart

By Vincent Rinehart
Its: President and Chief Executive Officer

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